UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 3, 2005

PEABODY ENERGY CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 Market Street, St. Louis, Missouri		63101
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(314) 342-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 3, 2005, Peabody Energy Corporation (the "Company") entered into an indemnification agreement effective July 21, 2005 with John F. Turner (the "Agreement"), which is identical to those agreements with all other directors and certain senior executive officers of the Company. Mr. Turner was elected to the Board of Directors July 21, 2005 and will serve on the Board's Nominating and Corporate Governance Committee.

Pursuant to the Agreement, to the fullest extent permitted by Delaware law, the Company will indemnify Mr. Turner against any action, suit or proceeding by reason of the fact that he is or was or has agreed to serve as a director, officer, employee or agent of the Company, or to serve at the request of the Company as a director, officer, employee or agent of another entity, including any action alleged to have been taken or omitted in such capacity. The indemnification extends to any threatened, pending or completed action, whether civil, criminal, administrative or investigative, and covers expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred. The indemnification is subject to various terms and conditions, and will only be provided if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to various terms and conditions, the Agreement also provides for advancement of expenses, including attorneys' fees, incurred in defending any action, suit or proceeding, as well as contribution in circumstances in which indemnification is held by a court to be unavailable. The foregoing description is only a summary of certain provisions of the Agreement, and is qualified in its entirety by reference to the Agreement itself, which is filed as Exhibit 10.1 hereto and which is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

August 4, 2005	By:	Jeffery L. Klinger

Name: Jeffery L. Klinger
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Indemnification Agreement dated July 21, 2005 by and between Peabody Energy Corporation and John F. Turner.